Exhibit 10.31

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into on September 1, 2004 by and between IHS Energy Group Inc., a Delaware corporation  (“Purchaser”), and Daniel H. Yergin (“Yergin”).

RECITALS

A.                            Simultaneously with the execution of this Agreement, Purchaser is acquiring all of the issued and outstanding capital sock of Cambridge Energy Research Associates, Inc., a Massachusetts corporation (“CERA”).   The business of CERA is both national and international in scope.

B.                            Yergin  is a founder, a shareholder and the Chairman of CERA.    Yergin’s ownership of  and employment by CERA has brought Yergin in close contact with certain confidential affairs of CERA  not readily available to the public.

C.                            This Agreement is entered into by the parties hereto as a condition to the consummation of the purchase of the stock of CERA by Purchaser.   The execution and performance of this Agreement is a substantial inducement to Purchaser to purchase such stock.

AGREEMENT

Now, therefore, in consideration of the premises and mutual promises contained herein, the parties hereto covenant and agree as follows:

1.             Covenant Not to Compete, Confidentiality.

(a)                           Yergin covenants and agrees with Purchaser that Yergin will not at any time during the five year period commencing on the date of this Agreement (the “Restricted Period”) for himself or on behalf of any other person or entity, in the United States of America or elsewhere in the world, directly or indirectly, engage in, acquire any financial or beneficial interest in (except as provided in subparagraph (b) below), be employed by, consult for, own, manage, operate, control or otherwise participate in or with any person or entity which is engaged in, any business that competes with the Business (defined below).    As used in this Agreement, “Business” means any of the research, analysis, advisory, consulting and/or applications businesses regarding the energy industries engaged in by CERA or any of its subsidiaries, but does not in any event, at such time as Yergin is no longer employed by Purchaser, include  consulting with an investment bank, a private equity group, an academic or think thank institution or, on a substantially full-time or part-time basis during any single 12-month period, any other single enterprise provided none of the foregoing engages in or intends to engage in the energy consulting business.

(b)                           Notwithstanding subparagraph (a) of this paragraph 1, Yergin may purchase or otherwise acquire up to one percent of any class of securities of any entity (but without otherwise participating in the activities of such entity) if such securities are listed in any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

(c)                           Yergin covenants and agrees with Purchaser that Yergin will not at any time during the Restricted Period solicit or attempt to entice away from CERA or Purchaser, or otherwise interfere with the business relationship of CERA or Purchaser with, any person or business entity who is on the date hereof or who becomes at any time during the Restricted Period, a customer or employee of, consultant or supplier to, or other person or entity having material business relations with, CERA or Purchaser.

(d)                           Yergin agrees that Yergin will not, at any time hereafter, make use of or disclose  (except  to Purchaser) any confidential or proprietary information (except that which is in the public domain) relating to the business, products, customers, content providers, suppliers or other affairs of CERA.

(e)                           If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision.  Yergin hereby agrees that all restrictions in paragraph 1 are reasonable and valid in the circumstances but if such provisions are determined by any court to be invalid or unenforceable by reason of such provisions extending for too great a period of time or over too great a geographical area, the provisions of paragraph 1 hereof shall be interpreted to extend only over the maximum period of time and geographical area which such court determines to be valid and enforceable.

2.             Additional Agreements [As amended February 23, 2005]

a)             The provisions of this Agreement, including the covenants in paragraph 1 above, shall remain in full force and effect whether or not Yergin is employed by Purchaser and regardless of the circumstances under which such employment ends.    As further consideration for such covenants, in the event Yergin is employed by Purchaser from the date of this Agreement through March 1, 2007, or Yergin’s employment is terminated by Purchaser without Cause prior to March 1, 2007 or Yergin terminates his employment with Purchaser for Good Reason prior to March 1, 2007, then Purchaser shall pay Yergin forty-two monthly payments in the amount of Thirty-Four Thousand Two Hundred and Eighty-Six Dollars ($34,286)  each, on the first day to the month commencing March 1, 2005 and ending August 1, 2008, inclusive.  In the event Yergin terminates his employment with Purchaser other than for Good Reason or Yergin’s employment is terminated by Purchaser for Cause prior to March 1, 2007 or Yergin  dies prior to March 1, 2007, Yergin shall receive a pro rata portion of the payment provided above that would otherwise be due on the next monthly payment date following the date of termination of employment, including termination as a result of death (such pro rata payment based on the period from the preceding monthly payment date to the date of termination) and, except for such pro rata amount, no further payments shall be due under this paragraph 2.   In the event Yergin’s employment is terminated by Purchaser after March 1, 2007 or Yergin terminates his employment with Purchaser after March 1, 2007 regardless of the reason for such termination, including termination as a result of Yergin’s death after March 1, 2007, then Purchaser shall pay Yergin the amounts set forth above on the applicable monthly payment dates set forth above.  As used in this paragraph 2, the terms “Cause” and “Good Reason” shall have the meanings set forth in the Employment Agreement dated September 1, 2004 between Yergin and Purchaser.  In addition, as further consideration for the covenants in paragraph 1 above, simultaneously with this Amendment, Yergin has been granted 120,000 restricted shares of Class A Common Stock of IHS Inc. with a grant date of February 23, 2005 on the terms and subject to the provisions of the IHS Inc. 2004 Long-Term Incentive Plan and the 2005 Restricted Stock Award executed by Yergin and IHS Inc.”

b)            In the event during the term of this Agreement there is an initial public offering of equity securities by an entity which includes Purchaser, Yergin and Purchaser may mutually agree that in lieu of cash payment any amounts payable to Yergin under subparagraph (a) above shall be paid in options, shares or other equity instruments of the public company on such terms and using such valuation methods for the equity as Yergin and Purchaser may mutually agree.

3.             Remedies.              Yergin recognizes and agrees that the violation of the provisions of this Agreement cannot be reasonably or adequately compensated in damages and that, in addition to any other relief to which Purchaser or its affiliates may be entitled at law or in equity by reason of such violation, it shall also be entitled to permanent and temporary injunctive and equitable relief, including specific performance, without the necessity of posting bond.     Without limiting the generality of the foregoing, Yergin specifically acknowledges that a showing by Purchaser or its affiliates of any breach of any provision of this Agreement shall constitute, for the purposes of all judicial determinations of the issue of injunctive relief, conclusive proof of all of the elements necessary to entitle Purchaser or its affiliates to temporary and permanent injunctive relief against Yergin.

4.             Jurisdiction.          Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the United States District Court for the Eastern District of Massachusetts or any court of the Commonwealth of Massachusetts located in the City of Boston, and each of the parties hereby consents to the nonexclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in this paragraph may be served on either party through the procedures established for notice herein.  Nothing herein shall affect the right of either party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction.

5.                             Miscellaneous.

5.1                           Notices. All notices, consents and other communication under this Agreement shall be in writing and shall be  delivered personally, by courier services or by certified or registered mail and shall be effective upon receipt,  in each case to the appropriate addresses set forth below (or to such other addresses as either party may designate as to itself by notice to the other party):

(a)           If to Purchaser:

IHS Energy Group Inc.

15 Inverness Way East

Englewood, Colorado 80112

Attention:  President

with a copy to:

IHS Group Services Inc.

1350 Avenue of the Americas, Suite 840

New York, New York 10019

Attention:  General Counsel

(b)           If to Yergin:

Daniel H. Yergin

2959 Davenport Street, N.W.

Washington, DC   20008

with a copy to:

Cadwalader, Wickersham & Taft

100 Maiden Lane

New York, NY   10038

Attention:  John F. Fritts, Esq.

5.2                           Assignability and Parties in Interest.               This Agreement may be assigned by Purchaser to any subsequent transferee of all or substantially all the business and/or assets of CERA and/or Purchaser (whether by purchase, merger, consolidation or otherwise).  This Agreement shall enure to the benefit of and be binding upon Purchaser and its permitted successors and assigns and upon Yergin and his executors, administrators, heirs, legal representatives and permitted successors and assigns.

5.3                           Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws rules thereof.

5.4                           Counterparts.        This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

5.5                           Complete Agreement.          This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and shall supersede all previous oral and written agreements and all contemporaneous oral negotiations, commitments, and understandings with respect to the matters herein set forth.

5.6                           Modifications, Amendments and Waivers.  No waiver or modification or termination of this Agreement shall be binding unless it is in writing signed by the parties hereto.  No waiver of a breach hereof shall be deemed to constitute a waiver of future breach, whether of a similar or dissimilar nature.  The parties waive their right to enforce any rule of law that suggests that a provision requiring that any modification be in writing may itself be modified orally.

5.7                           Interpretation.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this

Agreement as of the date first above written.

IHS Energy Group Inc.

By:	/s/ Steve Green

Title:	Vice President

/s/ Daniel H. Yergin
Daniel H. Yergin